SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      April 2, 1997
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                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


       1-13088                                          65-0014636
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(Commission File Number)                    (IRS Employer Identification No.)


              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248
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              (Address of principle executive offices)     (Zip Code)


Registrant's telephone number, including area code        (972)248-1922
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         (Former name or former address, if changed since last report)

ITEM 5.  Other Events.

On April 2, 1997, the Registrant announced the relocation and expansion of its Indianapolis plant operations, from two buildings totaling 65,000 square feet to a new facility of 172,000 square feet. The full text of the news release announcing the event follows:

FOR IMMEDIATE RELEASE

CONTACT:  Adrienne Beam (972) 248-1922
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Digital Communications Technology Corporation
16910 Dallas Parkway - Suite 100 - Dallas, Texas  75248

                                                              NEWS RELEASE
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DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION ANNOUNCES MAJOR EXPANSION.
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DALLAS,  TEXAS - April 2,  1997-Digital  Communications  Technology  Corporation
announced today that as the first step in a planned major expansion of its capacity, it is moving its entire Indianapolis plant operation to significantly larger premises. DCT will relocate its primary manufacturing plant to a brand-new facility of 172,000 square feet. The existing facility totals 65,000 square feet in two buildings. The Company also has a three year option for a further expansion of an additional 138,000 square feet to its new facility. The Company also operates a smaller manufacturing facility in Fort Lauderdale, Florida.

"The decision to enlarge our physical plant is in direct response to the severe capacity limitations which have adversely affected our business over the past nine months," said Hugh Coppen, President and CEO of the Company. "This move signifies the commitment of the Board of Directors of DCT to the continuation of our ten year growth record in the video industry. The relocation will allow us to meet anticipated growth in demand for duplication services over the next three to five years, and add manufacturing capacity in whatever new formats become attractive to our customers because of growing consumber demand, such as DVD", Coppen said.

DCT's new Indianapolis plant is located in Park 100, the same major industrial development in northwest Indianapolis as the existing facility. The 10-year lease, at a lower rate than in the present buildings, was negotiated with Duke Realty Investments of Indianapolis.

When the new Indianapolis plant opens in June, DCT's capacity will be increased by 20% to a daily average output of 140,000 units. At that time, the Company will operate 10 HSP-800 high-speed "Sprinters", 60 tape loaders and 1500 real-time machines supported by a wide range of packaging equipment to meet the increasingly diverse pack-out configurations demanded by customers. The new facility layout is designed to optimize process flow, to reduce product handling and to minimize the total cycle time of productions from order entry to delivery. In addition, plant layout has been designed to accommodate three times the current volume of production without requiring the relocation of any key manufacturing function within the plant, while maintaining optimal process flow throughout the growth period.

"Before deciding to expand in Indianapolis, we conducted an extensive market analysis of several alternative strategic locations," Coppen said. "After considering 10 alternative cities, it became clear that Indianapolis' ideal central U.S. location best matched out criteria for a video services company in terms of manufactuing and distribuiton logistics-and we're already here!"

Coppen said the firm's full-time Indianapolis work force of 140 employees will remain intact because the location is a very short distance from the present plant. DCT has an additional 65 employees in Fort Lauderdale.

DCT recognizes that new formats such as DVD(Digital Versatile Disc) are likely to grow over the next few years. But the Company is in full agreement with mainstream industry consensus that 175 million VCRs used in about 90% of U.S. homes, and the record pace at which VCRs are selling in 1997, are a solid basis for the continued growth in demand for prerecorded videocassettes for the next five to ten years or more.

"Sales of videocassettes continue to increase 10% to 15% per year, driven both by consumers' apparently limitless appetite for entertainment programming of all kinds, as well as ongoing growth of video in direct response marketing, promotional and communications applications," Coppen said.

DCT also provides remote satellite uplink capabilities for the major TV news and sports networks primarily in Florida and the Southeastern United States. The Company expects to offer digital uplink capability anywhere in the US or internationally within a few months.

The Company's newest division, DCT-Internet Corporation, offers a rapidly growing range of Internet website development, maintenance and hosting services to corporate clients worldwide. The Company, through its high-performance UNIX server and workstations, provides the latest in technical capabilities and optimum T-3 connectivity.

the information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward looking statements will prove to be correct. Factors that could cuse results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION


                                 By:    /s/ Kevin B. Halter
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                                         Kevin B. Halter, Chairman of the Board



Dated:  April 3, 1997


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